Registration Statement No.333-285508
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated August 19, 2026 to the Prospectus dated March 25, 2025, the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$536,000
Senior Medium-Term Notes, Series K
Autocallable Barrier Notes with Memory Coupons due August 24, 2029
Linked to the Least Performing of the Nasdaq-100 Technology Sector Index and the S&P 500® Index and the EURO STOXX 50® Index

●The notes are designed for investors who are seeking monthly contingent periodic interest payments (as described in more detail below), as well as a return of principal if the closing level of each of the Nasdaq-100 Technology Sector Index and the S&P 500® Index and the EURO STOXX 50® Index (each, a "Reference Asset" and, collectively, the "Reference Assets") on any monthly Observation Date beginning in November 2026 is greater than 100% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Assets and be willing to lose some or all of their principal at maturity.

●The notes may pay Contingent Coupons at the Contingent Interest Rate of 1.0583% per month (approximately 12.70% per annum) depending on the performance of the Reference Assets. If the closing level of each Reference Asset on the applicable monthly Observation Date is greater than or equal to its Coupon Barrier Level, the notes will pay (i) a Contingent Coupon on the corresponding Contingent Coupon Payment Date and (ii) and previously unpaid Contingent Coupons in respect of any prior Observation Dates pursuant to the Memory Coupon Feature. If the closing level of any Reference Asset is less than its Coupon Barrier Level on an Observation Date, the notes will not pay the Contingent Coupon on the corresponding Contingent Coupon Payment Date.

●Beginning on November 19, 2026, if on any Observation Date, the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. On the following Contingent Coupon Payment Date (the “Call Settlement Date"), investors will receive their principal amount plus the Contingent Coupon otherwise due. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.

●The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether the Final Level of any Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.

●If the notes are not automatically redeemed and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Least Performing Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount, together with the final Contingent Coupon, if payable.

●Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Assets.

●The notes will not be listed on any securities exchange.

●All payments on the notes are subject to the credit risk of Bank of Montreal.

●The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

●Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

●The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	August 19, 2026	Valuation Date:	August 21, 2029
Settlement Date:	August 24, 2026	Maturity Date:	August 24, 2029

Specific Terms of the Notes:

Autocallable Number	Reference Assets	Ticker Symbol	Initial Level	Contingent Interest Rate	Coupon Barrier Level*	Trigger Level*	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
7165	The Nasdaq-100 Technology Sector Index	NDXT	17,139.48	1.0583% per month (approximately 12.70% per annum)	13,711.58, 80.00% of its Initial Level	11,997.64, 70.00% of its Initial Level	06376M2W3	$536,000.00	100%	0.25% $1,340.00	99.75% $534,660.00
	The S&P 500® Index	SPX	7,707.98		6,166.38, 80.00% of its Initial Level	5,395.59, 70.00% of its Initial Level
	The EURO STOXX 50® Index	SX5E	6,444.46		5,155.57, 80.00% of its Initial Level	4,511.12, 70.00% of its Initial Level

1 The total “Agent’s Commission” and “Proceeds to Bank of Montreal” specified above reflect the aggregate amounts at the time Bank of Montreal established its hedge positions on or prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. Certain dealers who purchased the notes for sale to certain fee-based advisory accounts may have foregone some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts was between $997.50 and $1,000 per $1,000 in principal amount. We or one of our affiliates will also pay a referral fee to certain dealers of up to 0.50% of the principal amount in connection with the distribution of the notes.

*Rounded to two decimal places.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $982.04 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Assets:

The Nasdaq-100 Technology Sector (ticker symbol "NDXT") and the S&P 500® Index (ticker symbol "SPX") and the EURO STOXX 50® Index (ticker symbol "SX5E"). See "The Reference Assets" below for additional information.

Contingent Coupons:

If the closing level of each Reference Asset on an Observation Date is greater than or equal to its Coupon Barrier Level, on the corresponding Contingent Coupon Payment Date you will receive (i) a Contingent Coupon (calculated at the Contingent Interest Rate) in respect of that Observation Date and (ii) any previously unpaid Contingent Coupons in respect of any prior Observation Dates pursuant to the Memory Coupon Feature.

Contingent Interest Rate:	1.0583% per month (approximately 12.70% per annum), if payable. Accordingly, each Contingent Coupon, if payable, will equal $10.583 for each $1,000 in principal amount.
Memory Coupon Feature:

If a Contingent Coupon is not paid on a Contingent Coupon Payment Date (other than the Maturity Date) because the closing level of a Reference Asset is less than its Coupon Barrier Level on the related Observation Date, such Contingent Coupon will be paid on a later Contingent Coupon Payment Date if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier Level on the relevant Observation Date.

For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Contingent Coupon Payment Date, it will not be paid again on any subsequent Contingent Coupon Payment Date.

If the closing level of a Reference Asset is less than its Coupon Barrier Level on each of the Observation Dates, you will receive no Contingent Coupons during the term of the notes.

Observation Dates:[1]	Three trading days prior to each scheduled Contingent Coupon Payment Date.
Contingent Coupon Payment Dates:[1]

Interest, if payable, will be paid on the 24th day of each month (or, if such day is not a business day, the next following business day), beginning on September 24, 2026 and ending on the Maturity Date, subject to the automatic redemption feature.

Automatic Redemption:

Beginning on November 19, 2026, if, on any Observation Date, the closing level of each Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:

If the notes are automatically redeemed, then, on the Call Settlement Date, investors will receive their principal amount plus any Contingent Coupons (including any Contingent Coupons due pursuant to the Memory Coupon Feature) otherwise due.

Call Settlement Date:[1]	If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Observation Date.
Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Assets.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + ($1,000 x Percentage Change of the Least Performing Reference Asset)

This amount will be less than the principal amount of your notes, and may be zero.

You will also receive any Contingent Coupons (including any Contingent Coupons due pursuant to the Memory Coupon Feature) otherwise due.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change.
Percentage Change:	With respect to each Reference Asset, the quotient, expressed as a percentage, of the following formula:

(Final Level - Initial Level) Initial Level
Initial Level:[2]	As set forth on the cover hereof.
Coupon Barrier Level:[2]	13,711.58 with respect to NDXT, 6,166.38 with respect to SPX and 5,155.57 with respect to SX5E, each of which is 80.00% of its respective Initial Level (rounded to two decimal places).
Trigger Level:[2]	11,997.64 with respect to NDXT, 5,395.59 with respect to SPX and 4,511.12 with respect to SX5E, each of which is 70.00% of its respective Initial Level (rounded to two decimal places).
Call Level:[2]	With respect to each Reference Asset, 100.00% of its Initial Level.
Final Level:	With respect to each Reference Asset, the closing level of that Reference Asset on the Valuation Date.
Pricing Date:	August 19, 2026
Settlement Date:	August 24, 2026
Valuation Date:[1]	August 21, 2029
Maturity Date:[1]	August 24, 2029
Calculation Agent:	BMOCM
Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See "General Terms of the Notes - Adjustments to a Reference Asset that Is an Index" in the product supplement for additional information.

Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

●Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of each Reference Asset and whether a Trigger Event has occurred. If the Final Level of any Reference Asset is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.

●You may not receive any Contingent Coupons with respect to your notes. — We will not necessarily make periodic interest payments on the notes. If the closing level of any Reference Asset on an Observation Date is less than its Coupon Barrier Level, we will not pay you the Contingent Coupon on the corresponding Contingent Coupon Payment Date. However, if a Contingent Coupon is not paid on a Contingent Coupon Payment Date (other than the Maturity Date) because the closing level of a Reference Asset is less than the Coupon Barrier Level on the related Observation Date, pursuant to the Memory Coupon Feature such Contingent Coupon will be paid on a later Contingent Coupon Payment Date if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier Level on the related Observation Date. If the closing level of a Reference Asset is less than its Coupon Barrier Level on each of the Observation Dates, we will not pay you any Contingent Coupons during the term of the notes, and you will not receive a positive return on the notes. Generally, this non-payment of any Contingent Coupons will coincide with a greater risk of principal loss on your notes.

●Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of each Reference Asset on any Observation Date is greater than its Call Level. Following an automatic redemption, you will not receive any additional Contingent Coupons and may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

●Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of any Reference Asset. — You will not receive a payment at maturity with a value greater than your principal amount plus any Contingent Coupons otherwise due. In addition, if the notes are automatically redeemed, you will not receive a payment greater than the principal amount plus any applicable Contingent Coupons, even if the Final Level of one or more Reference Assets exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Contingent Coupons.

●Whether you receive any Contingent Coupons and your payment at maturity may be determined solely by reference to the least performing Reference Asset, even if any other Reference Assets perform better. - We will only make a Contingent Coupon payment on the notes if the closing level of each Reference Asset on the applicable Observation Date exceeds the applicable Coupon Barrier, even if the levels of any other Reference Assets have increased significantly. Similarly, if a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the levels of any other Reference Assets have increased over the term of the notes, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return at maturity will only be determined by reference to the performance of the Least Performing Reference Asset if a Trigger Event occurs.

●The payments on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payments on the notes will be based on the performance of the least performing Reference Asset. — Whether each Contingent Coupon is payable, and the payment at maturity if a Trigger Event occurs, will be determined only by reference to the performance of the least performing Reference Asset as of the applicable Observation Date and/or Valuation Date, regardless of the performance of any other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, a decrease of the level of one basket component could be mitigated by the increase of the level of the other basket components, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset will not be combined, and the performance of one Reference Asset will not be mitigated by any positive performance of any other Reference Assets. Instead, your receipt of Contingent Coupon payments on the notes will depend on the level of each Reference Asset on each Observation Date, and your return at maturity will depend solely on the Final Level of the Least Performing Reference Asset if a Trigger Event occurs.

●Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments and you may not receive any Contingent Coupons over the term of the notes. Even if you do receive one or more Contingent Coupons and your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

●A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Assets, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Contingent Interest Rate, Coupon Barrier Levels and Trigger Levels, are based, in part, on the expected volatility of the Reference Assets at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of a Reference Asset. The greater the expected volatility of the Reference Assets as of the Pricing Date, the greater the expectation is as of that date that the closing level of a Reference Asset could be less than its Coupon Barrier Level on any Observation Date and that a Trigger Event could occur and, as a consequence, indicates an increased risk of not receiving a Contingent Coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher Contingent Interest Rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Levels and/or Coupon Barrier Levels than those terms on otherwise comparable securities. Therefore, a relatively higher Contingent Interest Rate may indicate an increased risk of loss. Further, relatively lower Trigger Levels and/or Coupon Barriers may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity and/or paying Contingent Coupons. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Assets

●Owning the notes is not the same as a hypothetical direct investment in the Reference Assets or a security directly linked to the Reference Assets. — The return on your notes will not reflect the return you would realize if you made a hypothetical direct investment in the Reference Assets or the underlying securities of the Reference Assets or a security directly linked to the performance of the Reference Assets or the underlying securities of the Reference Assets and held that investment for a similar period. Your notes may trade quite differently from the Reference Assets. Changes in the level of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the levels of the Reference Assets increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the levels of the Reference Assets increase.

●You will not have any shareholder rights and will have no right to receive any shares of any company included in a Reference Asset at maturity. — Investing in your notes will not make you a holder of any securities included in the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to such underlying securities.

●We have no affiliation with any index sponsor and will not be responsible for any index sponsor's actions. — The sponsors of the Reference Assets are not our affiliates and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of any index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to any index sponsor.

●You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the Reference Assets or the prices of the securities included in the Reference Assets. One or more of our affiliates have published, and in the future may publish, research reports that express views on the Reference Assets or these securities. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the Reference Assets at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the Reference Assets from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

Risks Relating to the Nasdaq-100 Technology Sector Index

●An investment in the notes is subject to risks relating to companies engaged in the technology sector. — The securities included in the Nasdaq-100 Technology Sector Index are concentrated in the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the level of the Nasdaq-100 Technology Sector Index. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both in the U.S. and internationally. Stocks of technology companies and companies that rely heavily on technology tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

●An investment in the notes is subject to risks associated with foreign securities markets. — The Nasdaq-100 Technology Sector Index tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the Nasdaq-100 Technology Sector Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Risks Relating to the EURO STOXX 50® Index

●An investment in the notes is subject to risks associated with foreign securities markets. — The EURO STOXX 50® Index tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.

These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

●An investment in the notes is subject to foreign currency exchange rate risk. — The value of the EURO STOXX 50® Index will fluctuate based in part upon changes in the value of the currencies in which the relevant stocks are traded. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks represented by the EURO STOXX 50® Index are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.

General Risk Factors

●Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

●Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of securities included in a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Reference Assets and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

●Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include any underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

●Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Assets, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

●The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

●Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of any underwriting discount and selling concessions, and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.

●Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

●Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes, including purchasing or selling securities included in the Reference Assets, futures or options relating to the Reference Assets or securities included in the Reference Assets or other derivative instruments with returns linked or related to changes in the performance on the Reference Assets or securities included in the Reference Assets. We or our affiliates may also trade in the securities included in the Reference Assets or instruments related to the Reference Assets or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

●Many economic and market factors will influence the value of the notes. — In addition to the levels of the Reference Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

●Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not automatically redeemed. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 70.00 for each Reference Asset (70.00% of the hypothetical Initial Level), a hypothetical Call Level of 100.00 (100.00% of the hypothetical Initial Level), a range of hypothetical Final Levels and the effect on the payment at maturity .

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Least Performing Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus any Contingent Coupons otherwise due.

As discussed in more detail above, your total return on the notes will also depend on the number of Contingent Coupon Dates on which the Contingent Coupon is payable. It is possible that the only payments on your notes will be the payment, if any, due at maturity. The payment at maturity will not exceed the principal amount, and may be significantly less.

Hypothetical Final Level of the Least Performing Reference Asset	Hypothetical Final Level of the Least Performing Reference Asset Expressed as a Percentage of its Initial Level	Payment at Maturity (Excluding Coupons)
200.00	200.00%	$1,000.00
180.00	180.00%	$1,000.00
160.00	160.00%	$1,000.00
140.00	140.00%	$1,000.00
120.00	120.00%	$1,000.00
100.00	100.00%	$1,000.00
90.00	90.00%	$1,000.00
80.00	80.00%	$1,000.00
70.00	70.00%	$1,000.00
69.99	69.99%	$699.90
60.00	60.00%	$600.00
40.00	40.00%	$400.00
20.00	20.00%	$200.00
0.00	0.00%	$0.00

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid contingent income-bearing derivative contracts in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as Investment Units Consisting of a Debt Portion and a Put Option, as Pre-Paid Contingent Income-Bearing Derivative Contracts, or as Pre-Paid Derivative Contracts—Notes Treated as Pre-Paid Contingent Income-Bearing Derivative Contracts," which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

 BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. We or one of our affiliates will also pay a referral fee to certain dealers of up to 0.50% of the principal amount in connection with the distribution of the notes.

 Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document. Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

 We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

 We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

 You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the notes.

 BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

 For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) any underwriting discount and the selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

●Barbados

●Bermuda

Additional Information Relating to the Estimated Initial Value of the Notes

 Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

●a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

●one or more derivative transactions relating to the economic terms of the notes.

 The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

The Reference Assets

All disclosures contained in this pricing supplement regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsors. The information reflects the policies of, and is subject to change by, the sponsors. The sponsors own the copyrights and all rights to the Reference Assets. The sponsors are under no obligation to continue to publish, and may discontinue publication of, the Reference Assets. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of any Reference Asset or any successor. We encourage you to review recent levels of the Reference Assets prior to making an investment decision with respect to the notes.

The Nasdaq-100 Technology Sector Index (“NDXT”)

The Nasdaq-100 Technology Sector Index (“NDXT”) is an equal-weighted, price-return index designed to measure the performance of the technology companies in the Nasdaq-100 Index® (the “NDX”). Additional information about the Nasdaq-100 Index® is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDXT (the “NDXT website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The NDXT is calculated and published by Nasdaq, Inc. (“Nasdaq”).

The level of the NDXT is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “NDXT.”

Constituents

The constituents of the NDXT are selected from the constituents of the NDX. To be eligible for inclusion in the NDXT, the issuer of the relevant security must be classified as a “technology” company according to the Industry Classification Benchmark (“ICB”), a product of FTSE International Limited that is used under license.

If a component of the NDXT is removed from the NDX for any reason, it is also removed from the NDXT at the same time. If the replacement company being added to the NDX at such time is a “technology” company according to ICB, it is also added to the NDXT and will assume the weight of the removed company.

When a component of the NDX that is not classified as a “technology” company according to ICB is removed and the replacement company being added to the NDX is classified as a “technology” company according to ICB, the replacement company is considered for addition to the NDXT at the next quarterly rebalance.

When a component of the NDX that is classified as a “technology” company according to ICB is removed from the NDX and the replacement company being added to the NDX is not classified as a “technology” company according to ICB, the company is removed from the NDXT and the divisor of the NDXT is adjusted to ensure index continuity.

If a security is added to the NDX for any reason, it may be added to the NDXT at the same time.

Calculation and Maintenance

The NDXT is an equal-weighted index that is rebalanced quarterly such that all issuers within the NDXT are assigned an equal market value. Issuers represented by multiple securities have market values are equally apportioned across their respective index securities. Index shares are calculated by dividing each index security's resulting index market value by its last sale price. The NDXT is rebalanced by using the last sale prices as of the close of trading on the third Friday in March, June, September and December.

The value of the NDXT equals the NDXT market value divided by the NDXT divisor. The overall NDXT market value is the aggregate of each NDXT stock's market value, adjusted by the NDXT stock's equal-weighting factor used to assign an equal weight at the previous rebalancing, as may be adjusted for any corporate actions. A NDXT stock's market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day's closing price for that index security is used. If there is a disruption in trading for an index security during the trading day, the most recent last sale price is used until trading resumes.

In the interim periods between scheduled index reconstitution and rebalance events, individual index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the index. Additional information regarding changes to the NDXT that may result from corporate actions is available in the relevant methodology on the NDXT website.

Other than as a direct result of corporate actions, the NDXT does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

The NDXT is managed by a governance committee structure and the governance committee is responsible for governance, oversight, and accountability procedures for the index determination process.

Description of the NDX

The NDX is an index that is calculated, maintained and published by Nasdaq and is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The NDX is a “price return” index and is calculated using a modified market capitalization-weighted methodology. Additional information about the Nasdaq-100 Index® is available on the following website:

indexes.nasdaqomx.com/Index/Overview/NDX (the “NDX website”). We are not incorporating by reference the website mentioned in the preceding sentence or any material included thereon in this document.

The level of the NDX is published on Bloomberg under the ticker symbol “NDX.”

Constituents

To qualify for index inclusion, securities must meet the NDX’s “Security Eligibility Criteria,” which are applied as of the reconstitution reference date. Eligible security types include common stocks, tracking stocks, and American depositary receipts, including New York registry shares.

To be eligible for index inclusion, a company’s primary U.S. listing must be on the Nasdaq Global Select Market or the Nasdaq Global Market. To be eligible, a company must not be classified as being in the financial industry according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license. Companies classified as being in the real estate industry, according to the Industry Classification Benchmark, are eligible unless organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion, although the security selection process is based in part on a ranking of companies by market capitalization. A security must have a three-month average daily traded value of at least $5 million (USD).

A reconstitution is conducted on an annual basis, at which time all eligible companies are ranked based on market capitalization, as of the reconstitution reference date. The market capitalization of each company is the combined market capitalization of all eligible share classes.

If, at any time, it is determined that an index security is ineligible for continued inclusion, it will be removed as soon as practicable. Advanced notice of an index security deletion, including the effective date, will be announced through the normal channels.

Calculation and Maintenance

The NDX is a modified market capitalization-weighted index. The value of the NDX equals the NDX market value divided by the NDX divisor. The overall NDX market value is the aggregate of each NDX stock’s market value, as may be adjusted for any corporate actions. A stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. In other words, the value of the NDX is equal to (i) the sum of the products of (a) the index shares of each of the NDX stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NDX.

The price return NDX divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day NDX value.

The NDX employs a modified capitalization weighting scheme that is rebalanced quarterly. The NDX uses company-level weights, which are derived using the price and total shares outstanding (“TSO”) of each security, as of the rebalance reference date. For quarterly rebalances in March, June, and September, index shares for each security are adjusted by the percentage change in that company’s TSO since the previous TSO update. Following those adjustments, the resulting company weights are evaluated based on two constraints: (1) an individual company constraint whereby no company’s weight may exceed a preset percentage and (2) an aggregate constraint whereby the aggregate weight of companies whose weights exceed a certain threshold may not exceed a preset percentage. If neither constraint is violated, then no further adjustments are made, and the quarterly constituent weighting process is complete.

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX. At the quarterly rebalancing, no changes are made to the NDX from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date. Additional information regarding changes to the NDX that may result from corporate actions is available in the relevant methodology on the NDX website.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

The NDX is managed by a governance committee structure and the governance committee is responsible for governance, oversight, and accountability procedures for the index determination process.

License Agreement

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nasdaq-100 Technology Sector Index to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Technology Sector Index trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Technology Sector Index which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN, THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P 500® Index (“SPX”)

The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide a performance benchmark for large-cap, U.S. domiciled equity markets. The 500 companies that are chosen for inclusion in the SPX are selected with an aim of achieving a distribution by broad industry groupings that approximates the distribution of such groupings in the common stock population of the large-cap U.S.-domiciled equity market.

The SPX is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”) and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com (the “SPX websites”). We are not incorporating by reference the websites mentioned in the preceding sentence or any material included thereon in this document.

The level of the S&P 500® Index is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “SPX.”

Constituents

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of an index committee (the “S&P Index Committee”).

Certain types of organizational structures and securities are always excluded from the SPX, including, but not limited to, business development companies (BDCs), limited partnerships, limited liability companies (LLCs), closed-end funds, ETFs, ETNs, preferred stock and convertible preferred stock, convertible bonds, investment trusts and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

Calculation and Maintenance

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX on any day for which an index level is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the index divisor. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The “index divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the SPX’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company by excluding all shareholdings of officers, directors and other related individuals whose holdings are publicly disclosed and all shareholdings with a position greater than 5% of the outstanding shares of a company (other than the holdings of certain “passive” holders), from the float-adjusted share count.

S&P calculates an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic shareholders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line. For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines were included separately in the SPX, subject to such share class line satisfying the SPX’s liquidity and float criteria and subject to certain exceptions. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure.

The SPX maintenance process involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. Additional information regarding changes to the SPX that may result from corporate actions is available in the relevant methodology on the SPX websites.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

The S&P Index Committee serves as the index governance body and oversees the design, maintenance, and publication of the SPX. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

License Agreement

We and S&P Dow Jones Indices LLC (“S&P”) have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Index, in connection with certain securities, including the notes. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.

The EURO STOXX 50® Index (“SX5E”)

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index trade in Euros, and are allocated, based on their country of incorporation, primary listing and largest trading volume, to a Eurozone country. Companies allocated to a Eurozone country but not traded in Euros are not eligible for inclusion in the index.

STOXX Limited calculates, administers and publishes the EURO STOXX 50® Index. Additional information regarding the EURO STOXX 50® Index is available on the following website: stoxx.com (the “SX5E website”). We are not incorporating by reference the website or any material it includes in this document.

The level of the SX5E is published on Bloomberg Professional® service (“Bloomberg”) under the ticker symbol “SX5E.”

Constituents

The EURO STOXX 50® Index is composed of 50 index stocks chosen by STOXX Limited from the constituents of the 20 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. The 20 “supersectors” from which stocks are selected for the EURO STOXX 50® Index are: Automobiles & Parts; Banks; Basic Resources; Chemicals; Construction & Materials; Consumer Products & Services; Energy; Financial Services; Food, Beverages & Tobacco; Health Care; Industrial Goods & Services; Insurance; Media; Personal Care, Drug & Grocery Stores; Real Estate; Retailers; Technology; Telecommunications; Travel & Leisure; and Utilities; although stocks from each of these supersectors are not necessarily included at a given time.

The composition of the EURO STOXX 50® Index is reviewed by STOXX Limited annually in September. Within each of the 20 EURO STOXX Supersector indices, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. In exceptional cases, the Management Board of STOXX Limited (the “STOXX Management Board”) may make additions and deletions to the selection list.

The component stocks of the EURO STOXX 50® Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition.

The component stocks of the EURO STOXX 50® Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month, or if it has otherwise stopped trading. Component stocks may also be added subject to a “fast entry” rule, where stocks on the selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. Generally, non-surviving stocks are deleted at the last traded price of the security.

The free float factors and outstanding number of shares for each index stock that STOXX Limited uses to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free float market capitalization. The free float factor reduces the index stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Calculation and Maintenance

STOXX Limited calculates the EURO STOXX 50® Index using the “Laspeyres formula,” which measures the aggregate price changes in the index stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

EURO STOXX 50® Index =	Free Float Market Capitalization of the EURO STOXX 50® Index
Divisor

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the EURO STOXX 50® Index is being calculated. Where any index component stock price is unavailable on any trading day, STOXX will generally use the last reported price for such component stock.

The EURO STOXX 50® Index “divisor” is calculated by starting with the previous divisor in effect for the EURO STOXX 50® Index and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the  EURO STOXX 50® Index, plus or minus the difference between the closing market capitalization of the EURO STOXX 50® Index and the adjusted closing market capitalization of the EURO STOXX 50® Index, and the denominator of which is the previous free float market capitalization of the EURO STOXX 50® Index. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Management Board.

In case the investability and tradability of the EURO STOXX 50® Index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the STOXX Management Board may undertake certain adjustments and changes. Changes to the composition of the EURO STOXX 50® Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are typically announced immediately, implemented two trading days later and become effective on the next trading day after implementation. STOXX Limited also adjusts the divisor for the EURO STOXX 50® Index to maintain the continuity of the EURO STOXX 50® Index values across changes due to certain corporate actions. Additional information regarding changes to the EURO STOXX 50® Index that may result from corporate actions is available in the relevant methodology on the SX5E website.

The methodology also provides information on what adjustments, if any, will be made for unexpected exchange closures or trading halts, including halts affecting an individual constituent while markets generally remain open.

The EURO STOXX 50® Index operates via its rule-based methodology as determined by STOXX Limited. The STOXX Management Board may undertake certain adjustments and discretionary changes to the EURO STOXX 50®.

License Agreement

We have entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the EURO STOXX 50® Index in connection with the issuance of certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship with us or BMOCM, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

●sponsor, endorse, sell or promote the notes.

●recommend that any person invest in the notes or any other securities.

●have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

●have any responsibility or liability for the administration, management or marketing of the notes.

●consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

●STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about:

●the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

●the accuracy or completeness of the EURO STOXX 50® Index and its data;

●the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index or its data;

●STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data; and

●any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement among us, BMOCM and STOXX is solely for the benefit of the parties thereto and not for the benefit of the owner of the notes or any other third parties.

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated March 25, 2025, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on March 25, 2025.